Exhibit 99.1

Net1 completes the acquisition of Connect Group

JOHANNESBURG, April 14, 2022 – Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) (“Net1” or the “Company”) today announced that it has completed its acquisition of the Connect Group in South Africa, for ZAR 3.8 billion, or approximately $264 million at an exchange rate of $1: ZAR 14.52. The acquisition of the Connect Group, a profitable, high-growth and leading South African fintech company, is transformational for Net1 in its journey to become South Africa’s leading fintech platform.

Quote from Chris Meyer, Net1 Group CEO

“We welcome this landmark acquisition, which officially kickstarts our transformational journey of building a unique fintech platform, that will offer payment processing and financial services to both consumers (B2C) and merchants (B2B), across the formal and informal sector. This ground-breaking deal strongly supports our shared mission to serve a burgeoning informal sector by providing financial inclusion, while simultaneously positioning the Company to benefit from secular tailwinds and multiple growth opportunities. Now that the acquisition is completed, we are looking forward to integrating the two companies and unlocking value for all our stakeholders. We are thrilled that the Connect Group CEO Steve Heilbron, with over two decades of financial services experience, will join the Net1 board with immediate effect and take up responsibility for spearheading our combined Merchant offering for the next year,” said Chris Meyer, Group CEO of Net1.

Quote from Steven Heilbron, Connect Group CEO

“Connect Group is incredibly proud to be to be part of a transformative company, formed out of one of the largest fintech acquisitions seen in South Africa to date. We are looking forward to offering even more compelling cash management solutions, value added services, business funding and card acquiring solutions to South African retail merchants, including offering desperately needed financial services to hundreds of thousands of informal small merchants that have to date been largely overlooked. We will leverage this opportunity to focus on extending our existing merchant network and quickly grow our footprint across the country. We look forward to being part of a game-changing strategy that puts us at the cutting edge, offering fintech solutions for underserved merchants in the informal market as well as for small and medium merchants in the formal sector,” said Steven Heilbron, Connect Group CEO.

Strategic Rationale

The acquisition of the Connect Group significantly advances Net1’s vision and is truly transformational for the Company. The acquisition adds significant scale to Net1’s B2B offering, bringing 44,000 micro, small and medium enterprises into the Merchant business segment. We expect the complementary product offerings to create significant growth opportunities by enabling the Group to address the needs of approximately 1.4 million informal and approximately 700,000 formal micro, small and medium enterprises in South Africa.

The Connect Group has demonstrated its ability to deliver excellent growth and profitability through its innovative solutions for micro, small and medium enterprises across South Africa, and its combination with Net1’s existing B2B operations creates a business with significant scale across all tiers.

Funding

The transaction consideration of ZAR 3.839 billion ($264 million) was funded through existing cash resources of ZAR 2.139 billion ($147 million), upsized net debt facilities of ZAR 1.350 billion ($93 million) and deferred equity consideration of ZAR 350 million ($24 million), consisting of approximately 3.2 million shares of Net1 common stock, to be delivered over a three-year period.

The upsized net debt facilities of ZAR 1.350 billion ($93 million) comprises (i) ZAR 1.100 billion ($76 million) in 18-month bridge facilities obtained by Net1 and secured against its assets and (ii) an effective increase in Connect Group facilities of ZAR 0.250 billion ($17 million).

At closing, the leverage ratio on the ZAR 1.361 billion ($94 million) of debt in the Connect Group, is expected to be less than 3.6x the expected EBITDA for the financial year ended February 28, 2022. The asset cover ratio on the ZAR 1.100 billion ($76 million) bridge facilities for Net1 is expected to be greater than 7x as measured against the fair value of Net1’s assets based on its June 30, 2021, balance sheet.

About the Connect Group

Founded in 2006, the Connect Group is a profitable, high-growth and leading provider of financial technology solutions to nearly 44,000 micro, small and medium enterprises (“MSMEs”) in Southern Africa. The group includes established and highly respected brands such as Kazang, Cash Connect, Capital Connect and Kazang Connect. Visit www.connected.co.za for additional information about the Connect Group.

About Net1

Net1 is a leading financial technology company that utilizes its proprietary banking and payment technology to deliver on its mission of financial inclusion through the distribution of low-cost financial and value-added services to underserved consumers and merchants in Southern Africa. Net1 also provides transaction processing services, including being a payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments to further expand its product offerings or to enter new markets.

Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the risk that the Company’s business and the Connect Group’s business will not be integrated successfully; the possibility that the expected synergies from the acquisition will not be realized, or will not be realized within the expected time period; disruption from the acquisition making it more difficult to maintain business and operational relationships; and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as such Risk Factors may be updated from time to time in subsequent reports. The Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

ICR

Email: net1IR@icrinc.com

Media Relations Contact:

Bridget von Holdt

Co-Market Leader | MD – BCW

Phone: +27-82-610-0650

Email: bridget.vonholdt@bcw-global.com